Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Amyris, Inc.

We hereby consent to the incorporation by reference in the preliminary Prospectus constituting a part of this Registration Statement on Form S-1 of Amyris, Inc. and Subsidiaries (the Company) of our reports dated March 13, 2020, relating to the consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 Annual Report on Form 10-K of the Company.

Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

Our report on the consolidated financial statements refers to changes in accounting method of accounting for leases on January 1, 2019, due to the adoption of Financial Accounting Standard Board’s Accounting Standards Codification 842, Leases, and amending the classification of certain equity-linked financial instruments with down round features and the respective disclosure requirements in fiscal year 2019 due to adoption of Accounting Standards Update No. 2017-11. Our report also contains an emphasis paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit of $1.8 billion and current debt service requirements that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the caption “Experts” in the preliminary Prospectus.

/s/ Macias Gini & O’Connell LLP

San Francisco, California
July 10, 2020